FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira Reports Record Revenue for 2020 of $429.6 Million

-- EXPAREL average daily sales at 109% of the prior year for the fourth quarter and
111% of the prior year for the month of December --

PARSIPPANY, NJ, January 7, 2021 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the leading provider of innovative non-opioid pain management options, today reported preliminary unaudited net revenue of $429.6 million for 2020, a 2% increase compared with net revenue of $421.0 million reported for 2019. The company’s total revenues include net product sales of EXPAREL and iovera°, which were $125.3 million and $2.4 million for the fourth quarter of 2020 and $46.5 million and $0.6 million for the month of December 2020, respectively. EXPAREL average daily sales were 112 percent, 103 percent, and 111 percent of the prior year for the months of October, November, and December, respectively.

“We are pleased with the solid performance EXPAREL delivered in 2020, with the fourth quarter and full-year 2020 posting record product sales despite ongoing pandemic-related challenges. EXPAREL weekly sales growth continues to outperform the elective surgery market, which we attribute to its critical role in reducing or eliminating the need for opioids and enabling the shift of complex surgical procedures to the 23-hour stay environment. EXPAREL utilization also continues to grow in non-elective procedures, such as cesarean section, oncology, and cardiothoracic surgeries. As we look forward to 2021, the deployment of COVID-19 vaccinations should further support the recovery of elective surgery volumes. EXPAREL remains well positioned for more robust growth as it plays a critical role in revolutionizing the practice of regional anesthesia and enables the ongoing migration of procedures to the ambulatory setting.” said Dave Stack, chairman and chief executive officer of Pacira BioSciences.

2020 Full Year & Fourth Quarter Revenue Highlights

•Fourth quarter net product sales of EXPAREL/bupivacaine liposome injectable suspension were $127.3 million in 2020, compared to $118.6 million in 2019.
•Fourth quarter EXPAREL net product sales were $125.3 million in 2020, compared to $116.9 million in 2019. Sales of bupivacaine liposome injectable suspension to a third-party licensee for use in veterinary practice were $2.0 million in 2020, compared to $1.7 million in 2019.
•Full-year EXPAREL net product sales were $413.3 million in 2020, compared to $407.9 million in 2019. Sales of bupivacaine liposome injectable suspension to a third-party licensee for use in veterinary practice were $4.5 million in 2020, compared to $3.2 million in 2019.
•Full-year iovera° net product sales were $8.8 million in 2020, compared to $7.9 million in 2019. Pacira began recognizing sales of iovera° in April 2019 after completing its acquisition of MyoScience, Inc., a privately held medical technology company.

•Fourth quarter royalty revenue was $1.2 million and full-year was $3.0 million in 2020; compared to $0.6 million and $2.1 million in 2019, respectively.

The company’s 2020 product sales were negatively impacted by the COVID-19 pandemic, which mandated significant postponement or suspension in the scheduling of elective surgical procedures resulting from public health guidance and government directives. Elective surgery restrictions began to lift on a state-by-state basis in April 2020. In order to provide greater transparency, the company will continue to report monthly intra-quarter unaudited net product sales until it has gained enough visibility around the impacts of COVID-19. The financial information included in this press release is preliminary, unaudited and subject to adjustment. It does not present all information necessary for an understanding of the company’s fourth quarter and full-year 2020 financial results. Pacira expects to report its complete financial results for the fourth quarter and full-year 2020 in the first quarter of 2021.

About Pacira BioSciences

Pacira BioSciences, Inc. (Nasdaq: PCRX) is the leading provider of non-opioid pain management and regenerative health solutions dedicated to advancing and improving outcomes for health care practitioners and their patients. The company’s long-acting local analgesic, EXPAREL® (bupivacaine liposome injectable suspension) was commercially launched in the United States in April 2012. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. In April 2019, Pacira acquired the iovera° system, a handheld cryoanalgesia device used to deliver precise, controlled doses of cold temperature only to targeted nerves. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration in adults to produce postsurgical local analgesia and as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information for Patients

EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies where EXPAREL was injected into the wound, the most common side effects were nausea, constipation, and vomiting. In studies where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. EXPAREL is not recommended to be used in patients younger than 18 years old or in pregnant women. Tell your healthcare provider if you have liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from your body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL: can affect your nervous system and your cardiovascular system; may cause an allergic reaction; may cause damage if injected into your joints.

About iovera°®

The iovera° system is used to destroy tissue during surgical procedures by applying freezing cold. It can also be used to produce lesions in peripheral nervous tissue by the application of cold to the selected site for the blocking of pain. It is also indicated for the relief of pain and symptoms associated with osteoarthritis of the knee for up to 90 days. In one study, the majority of the patients suffering from osteoarthritis of the knee experienced pain and system relief beyond 150 days.1 The iovera° system’s “1×90” Smart Tip configuration (indicating one needle which is 90 mm long) can also facilitate target nerve location by conducting electrical nerve stimulation from a separate nerve stimulator. The iovera° system is not indicated for treatment of central nervous system tissue.

Important Safety Information

The iovera° system is contraindicated for use in patients with the following: Cryoglobulinemia; Paroxysmal cold hemoglobinuria; cold urticaria; Raynaud’s disease; open and/or infected wounds at or near the treatment line. Potential complications: As with any surgical treatment that uses needle-based therapy, there is potential for temporary site-specific reactions, including but not limited to: bruising (ecchymosis); swelling (edema); inflammation and/or redness (erythema); pain and/or tenderness; altered sensation (localized dysesthesia). Typically, these reactions resolve with no physician intervention. Patients may help the healing process by applying ice packs to the affected sites, and by taking over-the-counter analgesics.

Forward-Looking Statements

Any statements in this press release about the company’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the impact of the worldwide COVID-19 (Coronavirus) pandemic and related global economic conditions; the success of the company’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets; the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the ability to realize anticipated benefits and synergies from the acquisition of MyoScience; the ability to successfully integrate iovera°
commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets;

1 Radnovich, R. et al. “Cryoneurolysis to treat the pain and symptoms of knee osteoarthritis: a multicenter, randomized, double-blind, sham-controlled trial.” Osteoarthritis and Cartilage (2017) p1-10.

the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the ability to realize anticipated benefits and synergies from the acquisition of MyoScience; the ability to successfully integrate iovera°
° and any other future acquisitions into the company’s existing business; the commercial success of iovera° and other factors discussed in the “Risk Factors” of the company’s most recent Annual Report on Form 10-K and in other filings that the company periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such the company anticipates that subsequent events and developments will cause its views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

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Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Alyssa Schneider, (973) 588-2270
aschneider@coynepr.com